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                                                                    EXHIBIT 99.1

                                     (LOGO)

                                                       Contact: Helen Marsteller

                                                                    717-845-1098



            GLATFELTER ANNOUNCES ACTIONS TO STRENGTHEN OPERATIONS AND
                           ENHANCE FINANCIAL POSITION

                         --Quarterly Dividend Reduced--

YORK, PA - September 18, 2003--Glatfelter (NYSE:GLT), today announced a series of actions to improve profitability and maintain financial flexibility. The Company will take a number of specific actions to reduce its cost structure and more intensely focus its resources and future investments on specialty product niches with higher growth potential and returns. Glatfelter will:

      -     Increase emphasis on growing higher value specialty products

      - Shut down certain equipment and processes at its Neenah, Wisconsin paper mill

      -     Reduce the quarterly dividend from $.175 per share to $.09 per share

George H. Glatfelter II, Chairman and Chief Executive Officer, said, "The actions we are undertaking represent further steps to realize our Vision to become the global supplier of choice in specialty papers and engineered products. These actions are consistent with our objective to enhance shareholder value by improving profitability and increasing cash flow. By leveraging our leading position in several specialty niche markets, we plan to accelerate growth, improve margins and generate better financial returns through optimization of our product portfolio. Prudent management of our balance sheet will preserve our financial strength and flexibility."

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Asset Rationalization and Product Portfolio Enhancement

The Company's actions of reallocating resources and permanently shutting down certain equipment and processes in Neenah support its goal to improve profitability and grow its leadership position in specialty markets. The actions in Neenah are expected to result in the elimination of approximately 200 positions. The Company expects a pre-tax charge totaling approximately $20 million to $28 million, to be recorded in the third and fourth quarters of 2003, to cover charges related to long-lived assets, one-time termination benefits and other operational related costs. Once completed, the projected annual pre-tax benefits of these actions are expected to be in the range of $8 million to $11 million. The amount of the estimated charge and projected benefits is dependent on specific decisions that will be made while implementing this action plan.

"The elimination of jobs is an exceedingly difficult decision to make", commented Mr. Glatfelter. "Glatfelter People have been at the core of our business success for nearly 140 years. Although any reduction in force is difficult, we recognize the need to balance short-term decisions with long-term objectives that are in the best interest of our remaining employees as well as our shareholders."

The Company's Printing and Converting business unit will redeploy resources to focus on its highest value-added products and fortify its leadership position in premium book publishing papers. To support growth in Engineered Products and the Long Fiber and Overlay Products business units, the Company will continue to expand its business development and new product development efforts. Recently, significant progress has been made in this area of the business. Today, Glatfelter derives nearly half of its revenue from products developed within the last five years.

Financial Policy Supports Vision and Strategy

The Board of Directors yesterday declared the quarterly dividend, which is payable on November 1, 2003 to all shareholders of record at the close of business on October 10, 2003. The quarterly dividend of $.09 per share is lower than the $.175 per share paid in previous quarters. On an annualized basis, this reduced dividend will conserve approximately $15 million in cash.

Mr. Glatfelter stated, "We recognize the dividend is a critical component of shareholder return. However, it is also an important objective to retain financial flexibility as we reposition the Company. The new dividend level supports our vision, strengthens our balance sheet and is consistent with the Company's cash flow profile."

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Mr. Glatfelter continued, "We are announcing actions today that will result in a stronger, more vibrant Glatfelter better positioned for faster, more profitable growth. We've shown the ability and willingness to make tough decisions that reflect the reality of a challenging business environment."

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA and Neenah, WI. International operations include facilities in Germany, France and the Philippines. Glatfelter's common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

Any statements set forth in this press release with regard to the Company's expectations as to industry conditions, demand for or pricing of its products, its ability to grow higher value specialty products and expand business development and new product development efforts, its profit improvement and cost reduction initiatives, its estimated pre-tax charges and projected pre-tax benefits, its projected financial results or cash flow, and other aspects of its business may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company's expectations. Factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in the Company's Securities and Exchange Commission filings.

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